Exhibit 99.1

Nightfood Continues to Capture Strong Share of Hotel Location Ice Cream Pint Sales

Tarrytown, NY, November 2, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the company pioneering the sleep-friendly nighttime snacking category, today announced that independent sales data for September and October across a subsection of qualifying hotel lobby marketplaces show that Nightfood ice cream pints are capturing a significant percentage of hotel ice cream pint sales from industry-leading Haagen Dazs.

The reporting subset represents all 30 hotels across the country which only sold 2 brands of pint ice cream (Nightfood and Haagen Dazs) during the two-month period and for which point-of-sale purchase data is available. Hotels which only sold Nightfood pints were excluded from the analysis, as were hotels that sold more than two brands of pints.

Nightfood, which began appearing nationally in hotel freezers less than six months ago, captured over 39% of total ice cream pint unit sales against the iconic Haagen Dazs which launched in 1960. In 33% of those hotels, Nightfood outsold Haagen Dazs, head-to-head.

“We’ve always believed that Nightfood would sell well in the high-margin hotel environment, and all the data to date supports that belief,” commented Nightfood CEO Sean Folkson. “Hotels don’t need to sacrifice revenue or profit when they add sleep-friendly snacks to their lobby shop assortments in support of guest wellness and sleep.”

The Company, which recently added sleep-friendly cookies to their product line, believes any hotel selling snacks has an obligation to make sleep-friendly snacks available for their guests.

Folkson continued, “There are 56,000 hotels in the U.S., and we believe Nightfood should be in every one of them. We’re proudly sharing this independent sales data with hotel decision-makers as we work to secure additional distribution commitments and timelines with some of the largest brands in the hotel industry.”

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacking.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of its sleep-friendly snacks in the high-margin hotel vertical. Nightfood began rolling into hotels across the United States in May 2022. Management believes hotels have an obligation to help guests achieve better sleep at every touchpoint, and one way to do that is through the snacks hotels curated for guests in hotel grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3